Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of March 5, 2007 (this “Agreement”), is between Orchid Cellmark Inc., a Delaware corporation (the “Company”), and Mr. Bruce Basarab, who resides at the address listed at the bottom of this Agreement (“Employee”). This Agreement is intended to confirm the understanding between the Company and Employee with respect to Employee’s future employment by the Company. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties have agreed as follows:

1. Employment.

(a) Title and Duties. Subject to the terms and conditions of this Agreement, the Company will employ Employee, and Employee will be employed by the Company, as Vice President, N.A. Sales and Marketing, reporting to the Chief Executive Officer, provided, that Employee’s reporting relationship may change from time to time at the sole discretion of the Company. Employee will have the responsibilities, duties and authority commensurate with said positions. Employee will also perform such other services of an employment nature for the Company as may be assigned to Employee from time to time by the Chief Executive Officer.

(b) Devotion to Duties. For so long as Employee is employed hereunder, Employee will devote substantially all of Employee’s business time and energies to the business and affairs of the Company, provided, that nothing contained in this Section 1(b) will be deemed to prevent or limit Employee’s right to manage Employee’s personal investments on Employee’s own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which Employee does not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as Employee’s aggregate direct and indirect interest does not exceed three percent (3%) of the issued and outstanding securities of any class of securities of such publicly held entity.

(c) Purchase of Equity Interest. Subject to the Company’s policy regarding black-out periods and any applicable securities laws, Employee agrees to purchase in the open-market within six (6) months after the Commencement Date (as defined below) common stock of the Company for an aggregate purchase price of not less than $10,000. In order to assist Employee in fulfilling the foregoing obligation, the Company will, upon Employee’s request at a time when Employee does not have material non-public information, provide reasonable assistance to Employee in establishing a Prearranged Trading Plan pursuant to SEC Rule 10b5-1, under which Employee may make prior arrangements to trade equity of the Company.

2. Term of Employment.

(a) Term. Subject to the terms hereof, Employee’s employment hereunder will commence on March 12, 2007 (the “Commencement Date”) and will continue until March 11, 2010 (the “Initial Term”); provided, that Employee’s employment hereunder will be automatically extended for additional consecutive periods of one (1) year (each, a “Subsequent Term”) unless either Employee or the Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice must be given no less than three (3) months prior to the end of the relevant Initial Term or Subsequent Term. The Initial Term and any Subsequent Terms are referred to herein as the “Term.”

(b) Termination. Notwithstanding anything else contained in this Agreement, Employee’s employment hereunder will terminate upon the earliest to occur of the following:

(i) Death. Employee’s death, which termination shall be effective immediately;

(ii) Termination by the Company.

(A) Written notice by the Company to Employee that Employee’s employment is being terminated as a result of Employee’s incapacity or inability to further perform

Employee’s duties and responsibilities as contemplated herein for ninety (90) days or more within any six (6) month period, or because Employee’s physical or mental health has become so impaired as to make it impossible or impractical for Employee to perform Employee’s duties and responsibilities contemplated herein (it being understood that the determination of Employee’s physical or mental health will be determined by a medical expert appointed by mutual agreement between the Company and Employee) (such condition hereafter referred to as the “Disability”), which termination shall be effective on the date of such notice;

(B) Written notice by the Company to Employee that Employee’s employment is being terminated for Cause (as defined below), which termination shall be effective on the date of such notice; or

(C) Written notice by the Company to Employee that Employee’s employment is being terminated without Cause, which termination shall be effective on the date of such notice; or

(iii) Termination by Employee. Written notice by Employee to the Company that Employee is terminating Employee’s employment for any reason, which termination shall be effective thirty (30) days after the date of such notice; or

(iv) End of Term. Conclusion of the Term, unless either party has given a timely Non-Renewal Notice.

Notwithstanding anything in this Section 2(b), the Company may at any point terminate Employee’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c) Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean that Employee has (i) intentionally committed an act or omission that materially harms the Company; (ii) been grossly negligent in performance of Employee’s duties to the Company; (iii) committed an act of moral turpitude; (iv) committed an act of fraud or material dishonesty in discharging Employee’s duties to the Company; (v) breached any material provision of this Agreement or any nondisclosure or non-competition agreement (including the Intellectual Property, Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A), between Employee and the Company, as all of the foregoing may be amended from time to time, that results in material harm to the Company; or (vi) breached any provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended from time to time; provided, that in the case of subparagraph (ii) where such gross negligence and the effects of such gross negligence are capable of remedy by the Employee, there shall be no Cause unless the Company provides Employee with written notice reasonably detailing the purported basis for the Cause and Employee fails to remedy the effects of such gross negligence within thirty (30) days after Employee’s receipt of such notice.

(d) Definition of “Change of Control”. For purposes of this Agreement, a “Change of Control” shall occur on the date that either of the following occurs: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its affiliated entities or any employee benefit plan of the Company); or (ii) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the consummation of an agreement for the sale or disposition of the Company of all or substantially all of the Company’s assets. “Substantially all of the Company’s assets” shall be deemed to include the assets of all business units and/or divisions of the Company and all of its affiliated entities. In all respects, the definition of “Change of Control” shall be interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto.

3. Compensation.

(a) Base Salary. While Employee is employed hereunder, the Company will pay Employee a base salary at the gross annual rate of $240,000 (the “Base Salary”). The Chief Executive Officer shall review Employee’s Base Salary on at least an annual basis, with the first such review to be conducted in April 2008, and the Base Salary may be adjusted at the sole discretion of the Chief Executive Officer or the Board of Directors (the “Board”) or its designee. The Base Salary will be payable in accordance with the Company’s payroll practices as in effect from time to time. The Company will deduct from each such installment any amounts required by law to be deducted for employment related taxes and the like.

(b) Annual Bonus. Employee will also be eligible to receive an annual performance bonus in accordance with the Orchid Cellmark Inc. Incentive Bonus Plan (or, if applicable, any successor plan). The award and amount of any annual performance bonus shall be determined by the Chief Executive Officer and the Compensation Committee of the Board (or its designee) and shall be primarily based on Employee’s performance and the overall performance of the Company, measured against goals that are approved by the Chief Executive Officer and the Compensation Committee. The bonus target for each year will be twenty-five percent (25%) of Employee’s Base Salary in effect at the end of the calendar year to which it relates, and the amount of any annual performance bonus for 2007 shall be pro-rated based on the number of calendar days in 2007 during which the Company employs Employee as an Employee. The Employee shall use reasonable efforts to submit proposed performance goals for 2007, to be reviewed and approved by the Chief Executive Officer or the Compensation Committee of the Board in their sole discretion, as soon as practicable. For subsequent years, the Employee shall submit proposed performance goals to be reviewed and approved by the Chief Executive Officer and the Compensation Committee of the Board in their sole discretion, no later than March 31 of the year to which the goals relate.

(c) Equity Compensation.

(i) Stock Options. The Company will grant to Employee non-qualified stock options to purchase Seventy-Five Thousand (75,000) shares of the common stock of the Company at an exercise price equal to the fair market value of such stock on March 12, 2007 (the “Grant Date”), which exercise price is determined as provided by the Orchid BioSciences, Inc. 2005 Amended and Restated Stock Plan as the closing or last price on March 11, 2007, the trading day immediately preceding the Grant Date, and which options will vest monthly in forty-eight (48) equal installments over the four (4) years following the Grant Date, provided that Employee remains employed by the Company on the applicable date and, except as otherwise provided in this Agreement, subject to such other terms and conditions as set forth in the Company’s standard form of option agreement.

(ii) Effect of Change of Control. Notwithstanding anything herein to the contrary, in the event of a Change of Control, all stock options held by Employee which have not previously vested shall vest and become fully exercisable upon the Change of Control.

(iii) Stock Plan. The grant contemplated by 3(c)(i) shall be subject in all respects to the terms and conditions of the Orchid BioSciences, Inc. 2005 Amended and Restated Stock Plan or such other plan as may be in effect at the time of grant.

(d) Fringe Benefits. As an inducement to the Company to enter into this Agreement and for the specific consideration set forth herein, including but not limited to the Employee’s Base Salary in Section 3(a), the Employee hereby agrees that he will not elect to participate in any medical benefit plan (a “Health Fringe Benefit”) offered to employees of the Company, in which Employee might otherwise be entitled to participate. Employee understands that if he is offered the opportunity by the Company and he elects to participate in any such Health Fringe Benefit, Employee’s Base Salary will be reduced by an amount determined by the Chief Executive Officer or the Compensation Committee of the Board, in their sole discretion, to be reflective of the value of the Health Fringe Benefit the Employee elects to participate in.

(e) Vacation. Employee will be entitled to accrue up to twenty (20) vacation days and five (5) sick days per calendar year that Employee remains employed by the Company, subject to the terms of the Company’s vacation and sick leave policies, as they may be amended from time to time. All vacation days will be taken at times mutually agreed upon by Employee and the Company and will be subject to the business needs of the Company.

(f) Reimbursement of Expenses. The Company will reimburse Employee for all ordinary and reasonable documented out-of-pocket business expenses that are incurred by Employee in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

4. Severance Compensation.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of Employee’s Base Salary that has accrued prior to any termination of Employee’s employment with the Company and has not yet been paid; (ii) an amount equal to the value of Employee’s accrued unused vacation days; and (iii) the amount of any reasonable documented out-of-pocket expenses properly incurred by Employee on behalf of the Company prior to any such termination and not yet reimbursed.

(b) Termination due to Death or Disability. If Employee’s employment hereunder is terminated due to Employee’s death or Disability, the Company will pay the Accrued Obligations to Employee’s estate promptly following the effective date of such termination.

(c) Termination for Cause, or at the Conclusion of the Term. If Employee’s employment hereunder is terminated by the Company for Cause, or if Employee’s employment terminates as a result of the expiration of the Term, the Company will pay the Accrued Obligations to Employee promptly following the effective date of such termination and shall have no further obligations to Employee.

(d) Termination without Cause. If Employee’s employment hereunder is terminated either by the Company without Cause, then:

(i) The Company will pay the Accrued Obligations to Employee promptly following the effective date of such termination;

(ii) The Company will pay Employee an amount equal to six (6) months of his Base Salary in effect as of the effective date of such termination, which amount will be paid in accordance with the Company’s usual payroll practices.

(e) Effect of Termination On Equity. In the event of termination of Employee’s employment, all options shall terminate in accordance with the terms of Employee’s option agreements in effect at the time of such termination.

(f) Release of Claims. The Company shall not be obligated to pay Employee any of the payments set forth in Section 4 unless and until Employee has executed a timely separation agreement containing a general release in favor of the Company, and the agreement has by its terms become effective.

(g) No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Employee upon termination of Employee’s employment for any reason. Employee shall not be eligible for any other payments, including but not limited to additional Base Salary payments, bonuses, commissions, or other forms of compensation or benefits. The compensation and benefits set forth in this Section shall be the sole remedy, if any, available to the Employee in the event that he brings any claim against the Company for any claims arising from or relating to the termination of his employment under this Agreement.

5. Confidentiality, Non-Competition, etc. As an inducement to the Company to enter into this Agreement and for the specific consideration set forth herein, including without limitation Employee’s base Salary in Section 3(a), Employee agrees to sign and return to the Company Intellectual Property, Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A concurrently with the execution of this Agreement.

6. Property and Records. Upon termination of Employee’s employment hereunder for any reason or for no reason, Employee will promptly deliver to the Company any property of the Company which may be in Employee’s possession, including blackberry-type devices, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing. Notices to the Company shall be sent to the Company’s Chief Executive Officer (with a copy to the Vice President-Law) or to such other Company representative as the Company may specify in writing.

(b) Entire Agreement. This Agreement, together with Employee Agreement attached hereto and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved. Employee may not assign Employee’s rights and obligations under this Agreement without the prior written consent of the Company.

(f) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of New Jersey.

(g) Arbitration. Any dispute arising out of this Agreement shall be resolved through final and binding arbitration. The arbitration shall be conducted under the auspices of the American Arbitration Association (“AAA”) in accordance with the rules and procedures of AAA then in effect. The arbitration shall take place in the State of New Jersey and shall be heard and decided by a single arbitrator. The decision and award of the arbitrator shall be final and binding. The prevailing party in any such arbitration shall be entitled to recover its reasonable costs and attorney’s fees incurred in connection with the arbitration.

(h) Severability. The parties intend this Agreement to be enforced as written. However, should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

(i) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

8. Taxation. Except as specifically set forth in this Agreement, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue Code, as amended. The Company and Employee agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, that no such amendment shall increase the total financial obligation of the Company under this Agreement.

9. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BRUCE BASARAB	ORCHID CELLMARK INC.

/s/ Bruce Basarab	By:	/s/ Thomas A. Bologna
Signature	Name:	Thomas A. Bologna
Address:	Title:	President & Chief Executive Officer
142 Cafferty Road Pipersville, PA 18947

Exhibit A

Orchid Cellmark, Inc.

Intellectual Property, Confidentiality, Non-Competition and Non-Solicitation Agreement

In consideration of my employment by Orchid Cellmark, Inc. or its Affiliates (the “Company”) and the compensation provided to me, I acknowledge and agree:

I. Intellectual Property

A. The Company will own all right, title and interest in and to all inventions, improvements, discoveries, writings, art, algorithms, computer codes and programs, mask works, business methods, proprietary information, including trade secrets, and other intellectual property I may make, conceive, create or author, either alone or jointly with others, as a result of my employment, and such intellectual property as I may make, conceive, create or author, either alone or jointly with others, which relates to the research or business interests, present or prospective, of the Company (“Intellectual Property”), regardless of whether the Intellectual Property is patentable, copyrightable or protectable by any other intellectual property right. All copyrightable Intellectual Property are works “made for hire” as defined or understood under the United States Copyright Act (17 USC §§ 100 et seq.), and the Company will be the author thereof for all purposes of the United States Copyright Act and otherwise.

B. I will promptly disclose to the Company all Intellectual Property as I make, conceive, create or author it.

C. The term “Proprietary Rights” shall mean all trade secret, patent, copyright and other intellectual property rights throughout the world.

D. I hereby assign and agree to assign in the future (when any such Intellectual Property are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to the Intellectual Property (including works not considered “works for hire”), and will assist the Company (at its expense) in every proper manner, during and after the term of my employment, to obtain, perfect, protect and enforce its Proprietary Rights in the Intellectual Property.

E. I will assist the Company as it may reasonably require, and from time to time, to enforce United States and foreign Proprietary Rights relating to Intellectual Property in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Intellectual Property in any and all countries shall continue beyond the termination of the my employment but the Company shall reimburse me for any expenses reasonably incurred by me at the Company’s request for such assistance.

II. Excluded Intellectual Property

For my own protection of my prior existing rights, I have fully described on Annex A all the inventions, improvements, discoveries, writings, art, algorithms, computer codes and programs, mask works, business methods, trade secrets and other intellectual property that may relate to the research or business interests, present or prospective, of the Company which I made, conceived created or authored, either alone or jointly with others, prior to my term of employment with the Company which I wish to be excluded from this Agreement. The number of items to be excluded is          all of which are described on Annex A which consists of          pages of description and drawings. The descriptions in Annex A are sufficiently complete to enable qualified persons to distinguish between the intellectual property excluded from this Agreement and any Intellectual Property subject to this Agreement and include all U.S. and foreign patent and patent application numbers, of which I am aware, corresponding to the described items.

III. Confidentiality

A. In addition to the Intellectual Property I may produce, the Company, in reliance on my compliance with the terms of this Agreement, will disclose or allow me access to confidential or proprietary technical or business information of the Company, or confidential or proprietary technical or business information of a third party, in written, oral, electronic and/or other forms. Neither during the term of my employment, nor at any time thereafter, will I, without prior written authorization from the Company, disclose or use, except in my performance of my duties to the Company, any confidential or proprietary information of the Company or of any third party provided to me by the Company.

B. Upon termination of my employment, or at any time at the request of the Company, I will return all documents, whether in written or electronic form or saved on any retention device whatsoever, recorded material in any media, and any property of the Company, and all documents, recorded material and any property of a third party, and all copies thereof, which I acquired from the Company or which I produced during or as a result of my employment. I also will not retain any copies, notes or abstracts of any of the foregoing.

C. If at any time during or after my employment, I am uncertain whether any information is confidential or proprietary information of the Company, or of any third party, I will consult with the Company before disclosing any such information. Further, if I am solicited to disclose or use confidential or proprietary information for another party, I will inform the Company in writing (by certified mail, if after my employment) and consult with an officer, or designated representative of the Company, to determine whether the information is confidential or proprietary information to the Company or a third party.

D. I understand that the unauthorized use or disclosure of confidential or proprietary information of the Company, or of a third party, provided to me by the Company would cause irreparable harm to the Company and therefore the Company is entitled to injunctive relief to preclude or restrain me from disclosing or using, or further disclosing or using, confidential or proprietary information of the Company, or of a third party, provided to me by the Company, without providing a bond.

E. I further agree that I will not disclose to the Company or use in the performance of my duties any confidential or proprietary information of any other party, unless permitted by agreement between the Company and the other party.

F. I understand that the terms of this Agreement are in addition to, and not in lieu of, any other contractual, statutory or common law obligations that I may have relating to the protection of the Company’s confidential or proprietary information or its property.

IV. Non-Competition

A. I acknowledge that the confidential and proprietary information of the Company has been and will be developed by the Company at substantial investment of time, effort and money and that such confidential information would be usable by me to compete against the Company. I acknowledge that if I become employed or affiliated with any competitor of the Company in violation of my obligations under this Agreement, it is inevitable that I would disclose the confidential information to such competitor and would use such confidential information, knowingly or unknowingly, on behalf of such competitor. Further, in the course of my employment, I acknowledge that I will be introduced to customers and others with important relationships to the Company. I acknowledge and agree that any and all “goodwill” created through such introductions belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between myself and any customers, vendors and other key relationships of the Company.

B. During the period in which I perform services for or at the request of the Company and for a period of one (1) year following the termination of my employment with or provision of services to the Company, regardless of the reason for such termination (collectively the “Non-competition Period”), I will not, without the prior written consent of the Company, for myself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly competitive with the business of the Company (each, a “Restricted Activity”) in any country in which the Company does business, except that (i) nothing contained herein will preclude me from purchasing or owning securities of any such business if such securities are publicly traded and if my holdings do not exceed three (3) percent of the issued and outstanding securities of any class of securities of such business, and (ii) nothing contained herein will prevent me from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of an entity if that Unit is not engaged in any business which is competitive with the business of the Company, irrespective of whether some other Unit of such entity engages in such competition (as long as you do not engage in a Restricted Activity for such other Unit).

V. Non-Solicitation

A. During the Non-competition Period, I agree that I will not, either individually or on behalf of or through any third party, directly or indirectly, hire, retain, entice, solicit or encourage any Company employee or consultant to leave the Company, nor will I, directly or indirectly, be involved in the hiring, retaining or recruitment of any Company employee or consultant. This section shall prohibit the aforesaid activities by me with respect to any person both while such person is an employee or consultant of the Company and for sixty (60) days thereafter.

B. During the Non-competition Period, I further agree that I will not, either individually or on behalf of or through any third party, directly or indirectly, solicit or contact any customer or potential customer of the Company or any affiliate of the Company to do business with any competitor of the Company, or to not to do business with the Company.

VI. Reasonable Restrictions.

I further recognize and acknowledge that (i) the types of employment which are prohibited by this Agreement are narrow and reasonable in relation to the skills which represent my principal salable asset both to the Company and to other prospective employers and (ii) the geographical and temporal scopes of the restrictions in this Agreement are reasonable, legitimate and fair to me in light of the Company’s business needs and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which I am qualified to earn a livelihood.

VII. Prior Employment

My performance of my duties to the Company during my employment does not conflict with and will not be constrained in any manner by any prior or current employment or business relationship. I have not entered into any agreement that will prevent my full compliance with the terms of this Agreement except as I have fully described on Annex B and to which I have attached a true copy of that agreement. The number of agreements described on Annex B is         , which Annex B consists of          pages of description and attachments.

VII. Survival of Agreements.

A. My acknowledgements and agreements set forth in this Agreement will survive the termination of my relationship with the Company, regardless of the reason for that termination. Further, should I transfer between or among any affiliates of the Company, wherever situated, or be promoted or reassigned, all terms of this Agreement shall continue to apply with full force.

B. The Company may notify any of my future or prospective employers or other third parties of this Agreement, without my further consent.

VIII. Miscellaneous

A. This Agreement sets forth the entire and complete understanding and agreement I have with the Company relating to its subject matter and supersedes all other oral or written representations and understandings on this subject. The terms of this Agreement may not be waived, amended or superseded except by a written amendment that refers to this Agreement and is signed by both me and an officer of the Company. The Company may assign its rights and obligations under this Agreement at its sole discretion. As this Agreement is personal to me, I understand that I may not assign my rights and obligations under this Agreement. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties and shall inure to the benefit of any successors and/or permitted assigns of the parties.

B. The formation, interpretation, compliance, and performance of this Agreement will be governed by the laws of the State of New Jersey, excluding its conflict of law rules. Any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or its breach, shall be commenced in New Jersey in a court of competent jurisdiction. I agree that venue shall exclusively lie in New Jersey. I also agree that any action, demand, claim or counterclaim related to or arising under this Agreement shall be resolved by a judge alone, and I waive and forever renounce the right to a trial before a civil jury.

C. If any provision of this Agreement is found invalid or unenforceable, the remainder of the provisions will remain valid and enforceable. Further, while I acknowledge that the restrictions contained in Sections IV and V of this Agreement are reasonable, in the unlikely event that any court should determine that any of the restrictive covenants contained therein are unenforceable because of the geographic or temporal scope or any other basis, such court shall have the power to reduce the duration or area of the provision or otherwise amend it and, in its reduced form, the provision shall then be enforceable and enforced.

D. I have been furnished with a copy of this Agreement prior to my signing. I have carefully read all of the provisions of this Agreement and I understand each and all of the provisions. I have had the opportunity to seek independent business advice and legal counsel regarding this Agreement and my obligations hereunder. I will fully and faithfully comply with all the provisions and obligations of this Agreement.

Bruce Basarab		/s/ Thomas A. Bologna
Name (type or print)		Orchid Cellmark Inc.
By: Thomas A. Bologna
/s/ Bruce Basarab	3/5/07
Signature	Date